Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: February 21, 2006

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC.  REPORTS NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL
STATEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 2005

Denver, Colorado – February 21, 2006 - Sport-Haley, Inc. (NASDAQ NMS – SPOR) (“Sport-Haley” or the “Company”) announced today that, on February 20, 2006, the Audit Committee of the Company’s Board of Directors, along with senior management, determined that the statements of operations and cash flows for the quarter ended September 30, 2005, contained an error, which when corrected would result in a material impact on results of operations for the quarter ended September 30, 2005. The Audit Committee and senior management have therefore determined that the statements of operations and cash flows for the quarter ended September 30, 2005, require restatement.

The error relates to the Company’s accounting for bonuses paid to certain executive officers and a key employee in October 2005. Prior to September 30, 2005, the Compensation Committee of the Company’s Board of Directors met and resolved that such bonuses, which did not relate to future services, should be paid in October 2005. The bonuses totaled $75,000 in cash plus a vehicle valued at approximately $14,000. The Audit Committee and senior management determined that the related compensation expense should have been recorded in the quarter ended September 30, 2005. Compensation expense relating to the bonuses had been recorded in October 2005.

The Company expects to file an amended interim report on Form 10-Q for the period ended September 30, 2005, within the next five business days. No other unrelated corrections to the statements of operations or cash flows for the period ended September 30, 2005, are expected.

While the correction of the error will not have any material effect on the Company’s statements of operations or cash flows for the six months ended December 31, 2005, the correction will cause an increase in the amount of reported net loss for the quarter ended September 30, 2005, by approximately 24% and will cause the Company to record net income in the quarter ended December 31, 2005, of approximately $99,000, rather than a net loss of approximately $3,000.

Until the error is corrected with the filing of an amended Form 10-Q including restated statements of operations and cash flows, the Audit Committee and senior management have concluded that the currently filed statements of operations and cash flows for the quarter ended September 30, 2005, should not be relied upon. Members of the Audit Committee and senior management have discussed this conclusion, the nature of the error and the steps to be taken to remedy the error with the Company’s independent auditors and have been advised that the auditors concur with their conclusions and the need to correct the error with restated statements of operations and cash flows for the quarter ended September 30, 2005.

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Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY™ and Ben Hogan® labels. Our fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fits and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. Ben Hogan® apparel and Top-Flite™ apparel are distributed pursuant to a licensing agreement between Sport-Haley and Callaway Golf Company (“Callaway”). Sport-Haley received approval from Callaway for Reserve Apparel Group LLC (“Reserve Apparel”) to distribute Top-Flite™ apparel exclusively to Wal-Mart Stores in accordance with a joint venture agreement between Sport-Haley, Inc. and Explorer Gear USA. Reserve Apparel expects to make the first deliveries of Top-Flite™ apparel in approximately February 2006.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “appear” and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of Sport-Haley’s business, the markets for our products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The reader should be aware that Sport-Haley’s actual results could differ materially from those contained in forward-looking statements. Sport-Haley’s financial condition and the results of our operations will depend on a number of factors, including, but not limited to, the following: our ability to control costs and expenses; our ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate our chosen distribution channels; our ability to successfully forecast sales and optimize inventory levels; our ability to successfully manage risks associated with the trend of increasing sales with respect to licensed apparel, such as its Ben Hogan® apparel collections; relations with and performance of suppliers; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; political and international trade relations; changes in international trade quota systems for apparel; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; timely performance of third parties, such as freight forwarders, including risks of labor disputes and/or labor strikes; changes in product mix; inventory risks due to shifts in market and/or price erosion of purchased apparel; lost or reduced manufacturing capacity of significant suppliers; loss or delay of shipments from foreign suppliers; access to capital; maintaining satisfactory relationships with commercial banking institutions; and, establishing controls with regard to and maintaining the integrity of technology and information systems. The reader should not place undue reliance on any forward-looking statements. Neither Sport-Haley nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

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